CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-195522 and 333-211897) of China Advanced Construction Materials Group, Inc. (the “Company”) as of our report dated September 28, 2016, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of the Company for the year ended June 30, 2016.

/s/ Friedman LLP

New York, New York
September 28, 2016